Exhibit 99.1

Combined Financial Statements

INDUSTRIAL BUSINESS OF
INGERSOLL-RAND PLC

As of December 31, 2019 and December 31, 2018
and for the Years ended December 31, 2019,
December 31, 2018, and December 31, 2017

INDUSTRIAL BUSINESS OF INGERSOLL-RAND PLC
Index to Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Combined Statements of Comprehensive Income for the Years Ended December 31, 2019, 2018 and 2017	F-3

Combined Balance Sheets as of December 31, 2019 and 2018	F-4

Combined Statements of Equity for the Years Ended December 31, 2019, 2018 and 2017	F-5

Combined Statements of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017	F-6

Notes to Combined Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Ingersoll-Rand plc

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Industrial Business of Ingersoll-Rand plc (the “Company”) as of December 31, 2019 and 2018, and the related combined statements of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the combined financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Charlotte, North Carolina
February 29, 2020

We have served as the Company’s auditor since 2019.

PricewaterhouseCoopers LLP, 214 North Tryon Street, Suite 4200 Suite 4200 Charlotte, North Carolina 28202 T: 704 344 7500; F: 704 344 4100, www.pwc.com/us

Industrial Business of Ingersoll-Rand plc Combined Statements of Comprehensive Income
In millions

For the years ended December 31,	2019	2018	2017
Net revenues (including sales to related parties of $59.1, $61.7, and $55.6 for 2019, 2018, and 2017, respectively)	$3,582.2	$3,386.1	$3,085.8
Cost of goods sold	(2,427.6)	(2,324.7)	(2,097.3)
Selling and administrative expenses	(762.3)	(698.8)	(678.3)
Operating income	392.3	362.6	310.2
Other income/(expense), net	0.3	(3.2)	3.1
Earnings before income taxes	392.6	359.4	313.3
Provision for income taxes	(101.9)	(83.1)	(119.2)
Net earnings	$290.7	$276.3	$194.1
Less: Net earnings attributable to noncontrolling interests	(2.7)	(2.6)	3.2
Net earnings attributable to Industrial	$288.0	$273.7	$197.3

Net earnings	$290.7	$276.3	$194.1
Other comprehensive income (loss):
Currency translation	(13.5)	(45.8)	99.0
Pension, OPEB, and Other items adjustments, net of tax	(3.1)	1.8	(0.3)
Other comprehensive income (loss), net of tax	(16.6)	(44.0)	98.7
Comprehensive income, net of tax	$274.1	$232.3	$292.8
Less: Comprehensive income attributable to noncontrolling interests	(2.4)	(1.5)	0.9
Comprehensive income attributable to Industrial	$271.7	$230.8	$293.7
See accompanying notes to Combined Financial Statements.

Industrial Business of Ingersoll-Rand plc Combined Balance Sheets
In millions
December 31,	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$279.0	$196.0
Accounts and notes receivable, net	613.5	581.8
Inventories	433.7	395.7
Other current assets	46.6	48.7
Total current assets	1,372.8	1,222.2
Property, plant and equipment, net	483.4	466.7
Goodwill	1,657.4	860.3
Intangible assets, net	825.2	220.6
Other noncurrent assets	144.0	59.0
Total assets	$4,482.8	$2,828.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$427.9	$415.5
Accrued compensation and benefits	93.6	102.3
Accrued expenses and other current liabilities	271.6	260.0
Total current liabilities	793.1	777.8
Postemployment and other benefit liabilities	51.7	42.2
Deferred and noncurrent income taxes	143.6	27.4
Other noncurrent liabilities	92.9	32.2
Total liabilities	1,081.3	879.6
Equity:
Parent company investment	3,627.9	2,162.8
Accumulated other comprehensive income (loss)	(240.4)	(224.1)
Total parent equity	3,387.5	1,938.7
Noncontrolling interest	14.0	10.5
Total equity	3,401.5	1,949.2
Total liabilities and equity	$4,482.8	$2,828.8
See accompanying notes to Combined Financial Statements.

Industrial Business of Ingersoll-Rand plc Combined Statements of Equity

In millions	Total equity	Parent company investment	Accumulated other comprehensive income (loss)	Noncontrolling interest
Balance at December 31, 2016	$1,916.6	$2,161.5	$(277.6)	$32.7
Net earnings (loss)	194.1	197.3	—	(3.2)
Other comprehensive income (loss)	98.7	—	96.4	2.3
Adoption of new accounting standard (ASU 2016-09)	2.4	2.4	—	—
Dividends declared to noncontrolling interest	(0.8)	—	—	(0.8)
Net transfers from (to) Parent	(153.4)	(154.0)	—	0.6
Balance at December 31, 2017	$2,057.6	$2,207.2	$(181.2)	$31.6
Net earnings	276.3	273.7	—	2.6
Other comprehensive income (loss)	(44.0)	—	(42.9)	(1.1)
Adoption of new accounting standards (ASU 2016-16 and ASU 2014-09)	11.6	11.6	—	—
Dividends declared to noncontrolling interest	(25.2)	—	—	(25.2)
Net transfers from (to) Parent	(327.1)	(329.7)	—	2.6
Balance at December 31, 2018	$1,949.2	$2,162.8	$(224.1)	$10.5
Net earnings	290.7	288.0	—	2.7
Other comprehensive income (loss)	(16.6)	—	(16.3)	(0.3)
Dividends declared to noncontrolling interest	(0.7)	—	—	(0.7)
Net transfers from (to) Parent	1,178.9	1,177.1	—	1.8
Balance at December 31, 2019	$3,401.5	$3,627.9	$(240.4)	$14.0
See accompanying notes to Combined Financial Statements.

Industrial Business of Ingersoll-Rand plc Combined Statements of Cash Flows
In millions
For the years ended December 31,	2019	2018	2017
Cash flows from operating activities:
Net earnings	$290.7	$276.3	$194.1
Adjustments for non-cash transactions:
Depreciation and amortization	115.6	85.2	76.5
Share-based compensation	8.3	9.9	9.4
Other non-cash items, net	38.4	(29.0)	18.5
Changes in other assets and liabilities, net of the effects of acquisitions:
Accounts and notes receivable	23.1	(41.3)	15.9
Inventories	9.7	(13.3)	(6.3)
Other current and noncurrent assets	9.6	(2.2)	(6.8)
Accounts payable	(0.5)	43.5	30.5
Other current and noncurrent liabilities	(59.9)	6.2	53.0
Other, net	2.1	2.4	(2.0)
Net cash provided by (used in) operating activities	437.1	337.7	382.8
Cash flows from investing activities:
Capital expenditures	(70.0)	(104.4)	(53.4)
Acquisitions, net of cash acquired	(1,456.3)	0.5	(99.7)
Proceeds from sale of property, plant and equipment	1.3	11.5	-
Other investing activities, net	5.3	0.5	2.7
Net cash provided by (used in) investing activities	(1,519.7)	(91.9)	(150.4)
Cash flows from financing activities:
Dividends paid to noncontrolling interest	(0.7)	(25.2)	(0.8)
Net transfers from (to) Parent	1,170.6	(337.0)	(162.8)
Other financing activities, net	(1.9)	(2.8)	(1.4)
Net cash provided by (used in) financing activities	1,168.0	(365.0)	(165.0)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	(9.4)	20.2
Net increase (decrease) in cash and cash equivalents	83.0	(128.6)	87.6
Cash and cash equivalents – beginning of period	196.0	324.6	237.0
Cash and cash equivalents – end of period	$279.0	$196.0	$324.6
See accompanying notes to Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

Background

On April 30, 2019, Ingersoll-Rand plc (IR or Parent) announced it entered into a Separation and Distribution Agreement and an Agreement and Plan of Merger and certain other transaction documents, which contemplate, among other things, the separation and contribution of Parent’s Industrial business (collectively, we, us, our, Industrial, or the Company) to Ingersoll-Rand U.S. HoldCo, Inc. (Spinco), the execution of a tax-free spinoff by way of a pro rata distribution of the shares of Spinco common stock held by Parent to Parent’s stockholders as of the record date of such distribution, and the subsequent merger of a subsidiary of Gardner Denver Holdings, Inc (Gardner Denver) with and into Spinco, with Spinco continuing as the surviving company and wholly-owned subsidiary of Gardner Denver. Following the transaction, the Parent will change its corporate name to Trane Technologies plc. Gardner Denver will change its name to Ingersoll-Rand, Inc.

The Company expects the transaction to be completed during the first quarter of 2020. The completion of the spin-off is subject to customary closing conditions.

The Company is a diversified, global company that delivers products and services that enhance energy efficiency, productivity and operations. The Company is managed as one operating segment. It includes compressed air and gas systems and services, power tools, material handling systems, fluid management systems, as well as Club Car® golf, utility and consumer low-speed vehicles.

Basis of Presentation

These Combined Financial Statements have been derived from the Consolidated Financial Statements and accounting records of IR. These Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed within IR in conformity with generally accepted accounting principles in the United States (GAAP). The Combined Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as an independent company during the periods presented.

All intracompany transactions have been eliminated. All significant intercompany transactions between Industrial and Parent have been included in these Combined Financial Statements and are considered to be effectively settled for cash in the Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company investment.

Historically, IR provided certain corporate functions to the Company and costs associated with these functions were allocated to the Company. These functions include, but not limited to, corporate communications, executive management, legal, human resources, treasury, finance, accounting, internal audit, information technology, and the related benefit costs associated with such functions, such as stock-based compensation. The costs of such services were allocated to the Company based on direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, direct time, headcount, or other measures of the Company and IR. The charges for these functions are included in Costs of goods sold or Selling and administrative expenses in the Combined Statements of Comprehensive Income. The Company believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, Industrial during the periods presented; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources or outsourced services. For an interim period, however, some of these functions may continue to be provided by IR under a transition services agreement following the closing. Refer to Note 17, “Related Party Transactions and Equity,” for additional information.

IR utilizes a centralized treasury management function for financing its operations. The cash and equivalents held by IR at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s Combined Balance Sheets. Cash transfers between IR and the Company are accounted for through Parent company investment. Cash and cash equivalents in the Combined Balance Sheets represent cash and cash equivalents directly identifiable to the Company and its operations.

The Combined Financial Statements include certain assets and liabilities that have historically been held at the IR corporate level but are specifically identifiable or otherwise attributable to the Company. IR’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of such debt and the IR borrowings were not directly attributable to the Company.

The Combined Financial Statements include all majority-owned subsidiaries of IR. A noncontrolling interest in a subsidiary is considered an ownership interest in a majority-owned subsidiary that is not attributable to the Parent. The Company includes Noncontrolling interest as a component of Total equity in the Combined Balance Sheet and the Net earnings attributable to noncontrolling interests are presented as an adjustment from Net earnings used to arrive at Net earnings attributable to Industrial in the Combined Statement of Comprehensive Income.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Currency Translation: Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expense accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the equity section of the Combined Balance Sheets within Accumulated other comprehensive income (loss). Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within Net earnings.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less. The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits. However, management periodically evaluates the credit- worthiness of those institutions and has not experienced any losses on such deposits.

Allowance for Doubtful Accounts: The Company maintains an allowance for doubtful accounts receivable which represents the best estimate of probable loss inherent in the Company’s accounts receivable portfolio. This estimate is based upon a two-step policy that results in the total recorded allowance for doubtful accounts. The first step is to record a portfolio reserve based on the aging of the outstanding accounts receivable portfolio and the Company’s historical experience with the Company’s end markets, customer base and products. The second step is to create a specific reserve for significant accounts as to which the customer’s ability to satisfy their financial obligation to the Company is in doubt due to circumstances such as bankruptcy, deteriorating operating results or financial position. In these circumstances, management uses its judgment to record an allowance based on the best estimate of probable loss, factoring in such considerations as the market value of collateral, if applicable. Actual results could differ from those estimates. These estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the Combined Statements of Comprehensive Income in the period that they are determined. The Company reserved $10.0 million and $6.5 million for doubtful accounts as of December 31, 2019 and 2018, respectively.

Inventories: Depending on the business, U.S. inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method or the lower of cost or market using the first-in, first-out (FIFO) method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method. At December 31, 2019 and 2018, approximately 32.5% and 28.8%, respectively, of all inventory utilized the LIFO method.

Property, Plant and Equipment: Property, plant and equipment are stated at cost, less accumulated depreciation. Assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset except for leasehold improvements, which are depreciated over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate property, plant and equipment is as follows:

Buildings	10	to	50	years
Machinery and equipment	2	to	12	years
Software	2	to	7	years

Major expenditures for replacements and significant improvements that increase asset values and extend useful lives are also capitalized. Capitalized costs are amortized over their estimated useful lives using the straight-line method. Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected within current earnings.

Per Accounting Standards Codification (ASC) 360, “Property, Plant, and Equipment” (ASC 360), the Company assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset group to the future net undiscounted cash flows expected to be generated by the asset group. If the undiscounted cash flows are less than the carrying amount of the asset group, an impairment loss is recognized for the amount by which the carrying value of the asset group exceeds the fair value of the asset group.

Goodwill and Intangible Assets: The Company records as goodwill the excess of the purchase price over the fair value of the net assets acquired in a business combination. In accordance with ASC 350, “Intangibles-Goodwill and Other” (ASC 350), goodwill and other indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset is more likely than not less than the carrying amount of the asset.

Impairment of goodwill is assessed at the reporting unit level and begins with an optional qualitative assessment to determine if it is more likely than not that the fair value of each reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the goodwill impairment test under ASC 350. For those reporting units that bypass or fail the qualitative assessment, the test compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss will be recognized for the amount by which the reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill in that reporting unit.

Intangible assets such as patents, customer-related intangible assets and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Customer relationships	15 years
Completed technologies/patents	10 years
Other	10 years

The Company assesses the recoverability of the carrying value of its intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset group to the future net undiscounted cash flows expected to be generated by the asset group. If the undiscounted cash flows are less than the carrying amount of the asset group, an impairment loss is recognized for the amount by which the carrying value of the asset group exceeds the fair value of the asset group.

Business Combinations: In accordance with ASC 805, “Business Combinations” (ASC 805), acquisitions are recorded using the acquisition method of accounting. The Company includes the operating results of acquired entities from their respective dates of acquisition. The Company recognizes and measures the identifiable assets acquired, liabilities assumed, and any non- controlling interest as of the acquisition date fair value. The excess, if any, of total consideration transferred in a business combination over the fair value of identifiable assets acquired, liabilities assumed, and any non-controlling interest is recognized as goodwill. Costs incurred as a result of a business combination other than costs related to the issuance of debt or equity securities are recorded in the period the costs are incurred.

Employee Benefit Plans: The Company provides a range of benefits, including pensions, postretirement and postemployment benefits to eligible current and former employees. Certain Company employees participate in U.S. and international defined benefit pension plans sponsored by IR (Shared Plans), which include participants of other IR operations. We account for our participation in the Shared Plans as a multiemployer benefit plan. Accordingly, net periodic pension costs specifically related to Company employees have been reported in the Combined Statements of Comprehensive Income, and the Company does not record an asset or liability to recognize the funded or unfunded status of the Shared Plans. Additionally, the Company has pension plans covering certain employees in non-U.S. subsidiaries. The asset or liability to recognize the funded or unfunded status of these plans are recorded in the Combined Balance Sheet. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, mortality, turnover rates, and healthcare cost trend rates. Actuaries perform the required calculations to determine expense in accordance with GAAP. Actual results may differ from the actuarial assumptions and are generally accumulated into Accumulated other comprehensive income (loss) and amortized into Net earnings over future periods. The Company reviews its actuarial assumptions at each measurement date and makes modifications to the assumptions based on current rates and trends, if appropriate.

Loss Contingencies: Liabilities are recorded for various contingencies arising in the normal course of business. The Company has recorded reserves in the financial statements related to these matters, which are developed using input derived from historical and anticipated experience data depending on the nature of the reserve, and in certain instances with consultation of legal counsel, internal and external consultants and engineers. Subject to the uncertainties inherent in estimating future costs for these types of liabilities, the Company believes its estimated reserves are reasonable and does not believe the final determination of the liabilities with respect to these matters would have a material effect on the financial condition, results of operations, liquidity or cash flows of the Company for any year.

Product Warranties: Standard product warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms and historical experience. The Company assesses the adequacy of its liabilities and will make adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

Income Taxes: The Company’s operations are subject to U.S. federal, state and local and foreign income taxes. In preparing its Combined Financial Statements and to the extent the Company has historically been included in the Ingersoll Rand income tax returns, the Company has determined the tax provision for those operations on a separate return basis. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Company recognizes future tax benefits, such as net operating losses and tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. The Company regularly reviews the recoverability of its deferred tax assets considering its historic profitability, projected future taxable income, timing of the reversals of existing temporary differences and the feasibility of its tax planning strategies. Where appropriate, the Company records a valuation allowance with respect to a future tax benefit.

Revenue Recognition: Revenue is recognized when control of a good or service promised in a contract (i.e., performance obligation) is transferred to a customer. Control is obtained when a customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. A majority of the Company’s revenues are recognized at a point-in-time as control is transferred at a distinct point in time per the terms of a contract. However, a portion of the Company’s revenues are recognized over time as the customer simultaneously receives control as the Company performs work under a contract. For these arrangements, the cost-to-cost input method is used as it best depicts the transfer of control to the customer that occurs as the Company incurs costs. See Note 11 to the Combined Financial Statements for additional information regarding revenue recognition.

Research and Development Costs: The Company conducts research and development activities for the purpose of developing and improving new products and services. These expenditures are expensed when incurred. For the years ended December 31, 2019, 2018 and 2017, these expenditures amounted to $62.3 million, $61.9 million and $52.1 million, respectively.

Parent Company Investment: Parent company investment in the Combined Balance Sheets represents IR’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from IR. Refer to Note 17, “Related Party Transactions and Equity,” for additional information.

Software Costs: The Company capitalizes certain qualified internal-use software costs during the application development stage and subsequently amortizes those costs over the software’s useful life, which ranges from 2 to 7 years. The Company capitalizes costs, including interest, incurred to develop or acquire internal-use software. These costs are capitalized subsequent to the preliminary project stage once specific criteria are met. Costs incurred in the preliminary project planning stage are expensed. Other costs, such as maintenance and training, are also expensed as incurred. Capitalized costs are amortized over their estimated useful lives using the straight-line method.

NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) ASC is the sole source of authoritative GAAP other than the SEC issued rules and regulations that apply only to SEC registrants. The FASB issues an Accounting Standards Update (ASU) to communicate changes to the codification. The Company considers the applicability and impact of all ASU’s. ASU’s not listed below were assessed and determined to be either not applicable or are not expected to have a material impact on the Combined Financial Statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” (ASC 842), which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. The Company adopted this standard using a modified-retrospective approach as of January 1, 2019. Under this approach, the Company recognized and recorded a right-of-use (ROU) asset and related lease liability on the Combined Balance Sheet of $78.7 million with no impact to Parent company investment. Reporting periods prior to January 1, 2019 continue to be presented in accordance with previous lease accounting guidance under GAAP. As part of the adoption, the Company elected the package of practical expedients permitted under the transition guidance which includes the ability to carry forward historical lease classification. Refer to Note 9, “Leases,” for a further discussion on the adoption of ASC 842.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (ASU 2016-16), which removed the prohibition in Topic 740 against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. As a result, the income tax consequences of an intra-entity transfer of assets other than inventory will be recognized in the current period income statement rather than being deferred until the assets leave the consolidated group. The Company applied ASU 2016-16 on a modified retrospective basis through a cumulative effect adjustment which increased Parent company investment by $9.2 million as of January 1, 2018.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (ASC 606), which created a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under ASC 606, a company will be required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation. The Company adopted this standard on January 1, 2018 using the modified retrospective approach and recorded a cumulative effect adjustment to increase Parent company investment by $2.4 million with related amounts not materially impacting the Combined Balance Sheet. Refer to Note 11, “Revenue,” for a further discussion on the adoption of ASC 606.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09), which simplifies several aspects of the accounting for employee share-based payment transactions. The standard makes several modifications to the accounting for forfeitures, employer tax withholding on share-based compensation and the financial statement presentation of excess tax benefits or deficiencies. In addition, ASU 2016-09 clarifies the statement of cash flows presentation for certain components of share-based awards. The Company adopted this standard on January 1, 2017 and prospectively presented any excess tax benefits or deficiencies in the income statement as a component of Provision for income taxes rather than in the Equity section of the Combined Balance Sheet.

As part of the adoption, the Company reclassified $2.4 million of excess tax benefits previously unrecognized on a modified retrospective basis through a cumulative-effect adjustment to increase Parent company investment as of January 1, 2017.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (ASU 2019-12), which simplifies certain aspects of income tax accounting guidance in ASC 740, reducing the complexity of its application. Certain exceptions to ASC 740 presented within the ASU include: intraperiod tax allocation, deferred tax liabilities related to outside basis differences, year-to-date loss in interim periods, among others. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020 including interim periods therein with early adoption permitted. The Company is currently assessing the impact of the ASU on its Combined Financial Statements.

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract” (ASU 2018-15), which aligns the requirements for capitalizing implementation costs in a cloud-computing arrangement service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. In addition, the guidance also clarifies the presentation requirements for reporting such costs in the financial statements. ASU 2018-15 is effective for annual reporting periods beginning after December 15, 2019 with early adoption permitted. Upon adoption, this ASU will be applied on a prospective basis and is not expected to have a material impact on the Company’s Combined Financial Statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses” (ASU 2016-13), which changes the impairment model for most financial assets and certain other instruments from an incurred loss model to an expected loss model. In addition, the guidance also requires incremental disclosures regarding allowances and credit quality indicators. ASU 2016-13 is required to be adopted using the modified-retrospective approach and will be effective in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. Upon adoption, this ASU is not expected to have a material impact on the Company’s Combined Financial Statements.

NOTE 4. INVENTORIES

Depending on the business, U.S. inventories are stated at the lower of cost or market using the LIFO method or the lower of cost or market using the FIFO method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method.

At December 31, the major classes of inventory were as follows:

In millions	2019	2018
Raw materials	$279.6	$233.8
Work-in-process	35.7	18.7
Finished goods	170.5	196.7
	485.8	449.2
LIFO reserve	(52.1)	(53.5)
Total	$433.7	$395.7

The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Reserve balances, primarily related to obsolete and slow-moving inventories, were $60.3 million and $57.4 million at December 31, 2019 and December 31, 2018, respectively.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

At December 31, the major classes of property, plant and equipment were as follows:

In millions	2019	2018
Land	$20.5	$13.3
Buildings	269.5	225.5
Machinery and equipment	654.8	659.1
Software	192.6	187.9
	1,137.4	1,085.8
Accumulated depreciation	(654.0)	(619.1)
Total	$483.4	$466.7

Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $61.0 million, $62.7 million and $57.2 million, which include amounts for software amortization of $7.1 million, $6.0 million and $8.9 million, respectively. For the years ended December 31, 2019, 2018 and 2017, the Company had accrued capital expenditures of $3.9 million, $19.7 million and $13.9 million, respectively, which are reflected as noncash transactions in the Combined Statements of Cash Flows.

A summary of long-lived assets by location for the years ended December 31 is as follows:

In millions	2019	2018
United States	$633.5	$363.9
Non-U.S.	463.4	279.4
Total	$1,096.9	$643.3

NOTE 6. GOODWILL

The Company records as goodwill the excess of the purchase price over the fair value of the net assets acquired in a business combination. Measurement period adjustments may be recorded once a final valuation has been performed. Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the reporting unit may be less than its carrying value.

The changes in the carrying amount of Goodwill are as follows:

In millions
Net balance as of December 31, 2017	$870.6
Acquisitions	1.8
Currency translation	(12.1)
Net balance as of December 31, 2018	860.3
Acquisitions (1)	801.3
Currency translation	(4.2)
Net balance as of December 31, 2019	$1,657.4
(1) Refer to Note 15, “Acquisitions” for more information regarding acquisitions.

The Company performed its annual goodwill impairment test during the fourth quarter of each year presented and determined that the estimated fair value of each reporting unit exceeded their respective carrying value. As a result, no impairment charges were recorded during any years presented.

NOTE 7. INTANGIBLE ASSETS

Indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. All other intangible assets with finite useful lives are being amortized on a straight-line basis over their estimated useful lives.

The following table sets forth the gross amount and related accumulated amortization of the Company’s intangible assets at December 31:

		2019			2018
In millions	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Completed technologies/patents	$35.8	$(18.0)	$17.8	$36.2	$(14.6)	$21.6
Customer relationships	633.5	(82.5)	551.0	178.0	(49.9)	128.1
Other	84.1	(39.4)	44.7	48.5	(21.6)	26.9
Total finite-lived intangible assets	753.4	(139.9)	613.5	262.7	(86.1)	176.6
Trademarks (indefinite-lived)	211.7	—	211.7	44.0	—	44.0
Total	$965.1	$(139.9)	$825.2	$306.7	$(86.1)	$220.6

Intangible asset amortization expense for 2019, 2018 and 2017 was $54.6 million, $22.5 million and $19.3 million, respectively. Amortization expense is included in Selling and administrative expenses in the Combined Statements of Comprehensive Income. Future estimated amortization expense on existing intangible assets, as of December 31, 2019, in each of the next five years amounts to approximately $56.0 million for 2020 and $55.0 million for 2021-2024. The Company did not record any impairment charges in 2019, 2018, or 2017. As a result of an acquisition that occurred in 2019, the Company recorded $662.2 million of intangible assets based on their estimated fair value. Refer to Note 15, “Acquisitions” for more information regarding acquisitions.

NOTE 8. FAIR VALUE MEASUREMENTS

ASC 820, “Fair Value Measurement,” (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

NOTE 9. LEASES

The Company’s lease portfolio includes various contracts for real estate, vehicles, information technology and other equipment. At contract inception, the Company determines a lease exists if the contract conveys the right to control an identified asset for a period of time in exchange for consideration. Control is considered to exist when the lessee has the right to obtain substantially all of the economic benefits from the use of an identified asset as well as the right to direct the use of that asset. If a contract is considered to be a lease, the Company recognizes a lease liability based on the present value of the future lease payments, with an offsetting entry to recognize a right-of-use asset. Options to extend or terminate a lease are included when it is reasonably certain an option will be exercised. As a majority of the Company’s leases do not provide an implicit rate within the lease, an incremental borrowing rate is used which is based on information available at the commencement date.

The following table includes a summary of the Company’s lease portfolio and Balance Sheet classification:

In millions	Classification	December 31, 2019	January 1, 2019
Assets
Operating lease right-of-use assets (1)	Other noncurrent assets	$90.5	$78.8
Liabilities
Operating lease current	Other current liabilities	26.9	19.5
Operating lease noncurrent	Other noncurrent liabilities	64.5	59.2
(1) Per ASC 842, prepaid lease payments and lease incentives are recorded as part of the right-of-use asset. The net impact was $0.9 million and $0.1 million at December 31, 2019 and January 1, 2019, respectively.

The Company elected the practical expedient as an accounting policy election by class of underlying asset to account for each separate lease component of a contract and its associated non-lease component as a single lease component. This practical expedient was applied to all underlying asset classes. In addition, the Company elected the practical expedient to utilize a portfolio approach for the vehicle, information technology and equipment asset classes as the application of the lease model to the portfolio would not differ materially from the application of the lease model to the individual leases within the portfolio.

The following table includes lease costs and related cash flow information for the year ended December 31:

In millions	2019
Operating lease expense	$26.2
Variable lease expense	2.7
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	26.7
Right-of-use assets obtained in exchange for new operating lease liabilities	23.5

Operating lease expense is recognized on a straight-line basis over the lease term. In addition, the Company has certain leases that contain variable lease payments which are based on an index, a rate referenced in the lease or on the actual usage of the leased asset. These payments are not included in the right-to-use asset or lease liability and are expensed as incurred as variable lease expense. The Company elected the practical expedient as an accounting policy election by class of underlying asset to not apply the balance sheet recognition criteria required in ASC 842 to leases with an initial lease term of twelve months or less. Payments for these leases are recognized on a straight-line basis over the lease term.

Maturities of lease obligations are as follows:

In millions	December 31, 2019
Operating leases
2020	$30.0
2021	23.9
2022	17.5
2023	13.0
2024	4.9
After 2024	17.8
Total lease payments	107.1
Less: Interest	(15.7)
Present value of lease liabilities	$91.4

At December 31, 2019, the weighted average remaining lease term was 4.6 years with a weighted average discount rate of 3.9%.

Prior Period Disclosures

As a result of adopting ASC 842 on January 1, 2019, the Company is required to present future minimum lease commitments for operating leases having initial or non-cancelable lease terms in excess of one year and accounted for under previous lease guidance. Commitments as of December 31, 2018 were as follows:

In millions	December 31, 2018
Operating leases
2019	$28.7
2020	23.4
2021	17.2
2022	12.2
2023	9.7
After 2023	3.1
Total	$94.3

NOTE 10. PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Certain Company employees participate in U.S. and international defined benefit and postretirement benefits other than pensions (OPEB) sponsored by IR (Shared Plans), which include participants of other IR operations. We account for our participation in the Shared Plans as a multiemployer benefit plan. The pension expenses associated with these plans were $15.8 million, $14.6 million and $13.0 million in 2019, 2018 and 2017, respectively. Additionally, the Company has non-U.S. defined benefit and defined contribution plans covering eligible non-U.S. employees. OPEB plans provide healthcare benefits, and in some instances, life insurance benefits for certain eligible employees.

Pension Plans

The noncontributory defined benefit pension plans covering non-U.S. employees generally provide benefits based on earnings and years of service. The Company also maintains additional other supplemental plans for key or highly compensated employees.

The following table details information regarding the Company’s non-US pension plans at December 31:

In millions	2019	2018
Change in benefit obligations:
Benefit obligation at beginning of year	$34.1	$36.7
Service cost	1.0	1.2
Interest cost	0.7	0.6
Actuarial (gains) losses	3.7	(0.5)
Benefits paid	(1.0)	(1.2)
Currency translation	(0.6)	(1.5)
Curtailments, settlements and special termination benefits	(0.3)	(0.5)
Other, including expenses paid	4.4	(0.7)
Benefit obligation at end of year	$42.0	$34.1
Change in plan assets:
Fair value at beginning of year	$2.8	$2.7
Actual return on assets	0.1	0.1
Company contributions	1.3	1.8
Benefits paid	(1.0)	(1.2)
Currency translation	—	(0.1)
Settlements	(0.3)	(0.5)
Fair value of assets end of year	$2.9	$2.8
Net unfunded liability	$(39.1)	$(31.3)
Amounts included in the balance sheet:
Other noncurrent assets	$0.3	$0.2
Accrued compensation and benefits	(1.0)	(1.1)
Postemployment and other benefit liabilities	(38.4)	(30.4)
Net amount recognized	$(39.1)	$(31.3)

It is the Company’s objective to contribute to the pension plans to ensure adequate funds, and no less than required by law, are available in the plans to make benefit payments to plan participants and beneficiaries when required. However, certain plans are not or cannot be funded due to either legal, accounting, or tax requirements in certain jurisdictions. As of December 31, 2019, approximately 92% of the Company’s projected benefit obligation relates to plans that cannot be funded.

The pretax net actuarial gains (losses) recognized in Accumulated other comprehensive income (loss) are as follows:

In millions	Total
December 31, 2018	$(6.6)
Current year changes recorded to AOCI	(3.6)
Amortization reclassified to earnings	0.3
Settlements/curtailments reclassified to earnings	—
Currency translation and other	0.1
December 31, 2019	$(9.8)

Weighted-average assumptions used to determine the benefit obligation at December 31 are as follows:

In millions	2019	2018
Discount rate	1.00%	1.75%
Rate of compensation increase	2.75%	2.75%

The accumulated benefit obligation for non-US defined benefit pension plans was $37.7 million and $31.3 million at December 31, 2019 and 2018, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations more than plan assets were $40.0 million, $36.1 million and $0.3 million, respectively, as of December 31, 2019, and $31.7 million, $29.6 million and $0.3 million, respectively, as of December 31, 2018.

Pension benefit payments are expected to be paid as follows:

In millions
2020	$1.0
2021	1.5
2022	1.4
2023	1.4
2024	1.7
2025 — 2029	10.2

The components of the Company’s net periodic pension benefit costs for the years ended December 31 include the following:

In millions	2019	2018	2017
Service cost	$1.0	$1.2	$1.3
Interest cost	0.7	0.6	0.6
Expected return on plan assets	(0.1)	(0.1)	(0.1)
Net amortization of plan net actuarial (gains) losses	0.3	0.6	0.6
Net periodic pension benefit cost	1.9	2.3	2.4
Net curtailment, settlement, and special termination benefits (gains) losses	—	(0.3)	—
Net periodic pension benefit cost after net curtailment and settlement (gains) losses	$1.9	$2.0	$2.4

Net periodic pension benefit cost for 2020 is projected to be approximately $2.0 million. The amounts expected to be recognized in net periodic pension benefit cost during 2020 for plan net actuarial losses are approximately $0.4 million.

Weighted-average assumptions used to determine net periodic pension cost for the years ended December 31 are as follows:

In millions	2019	2018	2017
Discount rate	1.75%	1.75%	2.00%
Rate of compensation increase	2.75%	2.75%	2.75%
Expected return on plan assets	2.75%	2.50%	2.50%

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return on plan assets is based on what is expected to be achievable given the plan’s investment policy, the types of assets held and target asset allocations. The expected long-term rate of return is determined as of the measurement date. The Company reviews each plan and its historical returns and target asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used.

The Company’s objective in managing its defined benefit plan assets is to ensure that all present and future benefit obligations are met as they come due. It seeks to achieve this goal while trying to mitigate volatility in plan funded status, contribution, and expense by better matching the characteristics of the plan assets to that of the plan liabilities. The Company utilizes a dynamic approach to asset allocation whereby a plan’s allocation to fixed income assets increases as the plan’s funded status improves. The Company monitors plan funded status and asset allocation regularly in addition to investment manager performance.

All of the Company’s pension plan assets are invested in level 3 fair value measurements primarily consisting of insurance contracts. The fair values of the Company’s pension plan assets at December 31, 2019 and December 31, 2018 were $2.9 million and $2.8 million, respectively. There have been no significant transfers between levels of the fair value hierarchy.

The Company made required and discretionary contributions to its pension plans of $1.3 million in 2019, $1.8 million in 2018, and $1.9 million in 2017 and currently projects that it will contribute approximately $1 million to its plans worldwide in 2020. The Company’s policy allows it to fund an amount, which could be in excess of or less than the pension cost expensed, subject to the limitations imposed by current tax regulations. However, the Company anticipates funding the plans in 2020 in accordance with contributions required by funding regulations or the laws of each jurisdiction.

Most of the Company’s U.S. employees are covered by defined contribution plans. Employer contributions are determined based on criteria specific to the individual plans and amounted to approximately $23.7 million, $23.0 million, and $20.0 million in 2019, 2018 and 2017, respectively. The Company’s contributions relating to non-U.S. defined contributions and other non-U.S. benefit plans were $24.1 million, $19.4 million and $16.9 million in 2019, 2018 and 2017, respectively.

Postretirement Benefits Other Than Pensions

Certain Company employees participate in various OPEB plans sponsored by IR covering U.S. and non-U.S. employees. These plans are unfunded and have no plan assets, but are instead funded by the Company on a pay-as-you-go basis in the form of direct benefit payments. Generally, postretirement health benefits are contributory with contributions adjusted annually. Life insurance plans for retirees are primarily noncontributory. The Company recognized expense of $0.3 million, $0.4 million and $0.5 million in 2019, 2018 and 2017, respectively, for these plans.

NOTE 11. REVENUE

The Company recognizes revenue when control of a good or service promised in a contract (i.e., performance obligation) is transferred to a customer. Control is obtained when a customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. A majority of the Company’s revenues are recognized at a point-in-time as control is transferred at a distinct point in time per the terms of a contract. However, a portion of the Company’s revenues are recognized over time as the customer simultaneously receives control as the Company performs work under a contract. For these arrangements, the cost-to-cost input method is used as it best depicts the transfer of control to the customer that occurs as the Company incurs costs.

Performance Obligations

A performance obligation is a distinct good, service or a bundle of goods and services promised in a contract. The Company identifies performance obligations at the inception of a contract and allocates the transaction price to individual performance obligations to faithfully depict the Company’s performance in transferring control of the promised goods or services to the customer.

The following are the primary performance obligations identified by the Company:

Equipment and parts. The Company principally generates revenue from the sale of equipment and parts to customers and recognizes revenue at a point in time when control transfers to the customer. Transfer of control is generally determined based on the shipping terms of the contract. However, certain transactions within Industrial include contracts to design, deliver and build highly engineered or customized equipment which have no alternative use for the Company in the event the customer cancels the contract. In addition, the Company has the right to payment for performance completed to date. As a result, revenues related to these contracts are recognized over time with progress towards completion measured using an input method as the basis to recognize revenue and an estimated profit. To-date efforts for work performed corresponds with and faithfully depicts transfer of control to the customer.

Services and Maintenance. The Company provides various levels of preventative and/or repair and maintenance type service agreements for its customers. The typical length of a contract is 12 months but can be as long as 60 months. Revenues associated with these performance obligations are primarily recognized over time on a straight-line basis over the life of the contract as the customer simultaneously receives and consumes the benefit provided by the Company. However, if historical evidence indicates that the cost of providing these services on a straight-line basis is not appropriate, revenue is recognized over the contract period in proportion to the costs expected to be incurred while performing the service. Certain repair services do not meet the definition of over time revenue recognition as the Company does not transfer control to the customer until the service is completed. As a result, revenue related to these services is recognized at a point in time.

The transaction price allocated to performance obligations reflects the Company’s expectations about the consideration it will be entitled to receive from a customer. To determine the transaction price, variable and noncash consideration are assessed as well as whether a significant financing component exists. The Company includes variable consideration in the estimated transaction price when it is probable that significant reversal of revenue recognized would not occur when the uncertainty associated with variable consideration is subsequently resolved. The Company considers historical data in determining its best estimates of variable consideration, and the related accruals are recorded using the expected value method. The Company has not recognized any significant adjustments to the transaction price due to variable consideration.

The Company enters into sales arrangements that contain multiple goods and services, such as equipment and installation. For these arrangements, each good or service is evaluated to determine whether it represents a distinct performance obligation and whether the sales price for each obligation is representative of standalone selling price. If available, the Company utilizes observable prices for goods or services sold separately to similar customers in similar circumstances to evaluate relative standalone selling price. List prices are used if they are determined to be representative of standalone selling prices. Where necessary, the Company ensures that the total transaction price is then allocated to the distinct performance obligations based on the determination of their relative standalone selling price at the inception of the arrangement.

The Company recognizes revenue for delivered goods or services when the delivered good or service is distinct, control of the good or service has transferred to the customer, and only customary refund or return rights related to the goods or services exist. The Company excludes from revenues taxes it collects from a customer that are assessed by a government authority.

Disaggregated Revenue

A summary of Net revenues by destination for the years ended December 31 is as follows:

In millions	2019	2018	2017
United States	$1,864.5	$1,809.2	$1,683.2
Non-U.S.	1,717.7	1,576.9	1,402.6
Total	$3,582.2	$3,386.1	$3,085.8

A summary of Net revenues by major type of good or service for the years ended December 31 is as follows:

In millions	2019	2018	2017
Equipment	$2,171.4	$2,023.3	$1,830.1
Services and parts	1,410.8	1,362.8	1,255.7
Total	$3,582.2	$3,386.1	$3,085.8

Revenue from goods and services transferred to customers at a point in time accounted for approximately 93% of the Company’s revenue for the year ended December 31, 2019.

Contract Balances

The opening and closing balances of contract assets and contract liabilities arising from contracts with customers for the year ended December 31, 2019 and December 31, 2018 were as follows:

In millions	2019	2018
Contract assets	$17.6	$17.4
Contract liabilities	101.0	96.1

The timing of revenue recognition, billings and cash collections results in accounts receivable, contract assets, and customer advances and deposits (contract liabilities) on the Combined Balance Sheet. In general, the Company receives payments from customers based on a billing schedule established in its contracts. Contract assets relate to the conditional right to consideration for any completed performance under the contract when costs are incurred in excess of billings under the percentage-of- completion methodology. Accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities relate to payments received in advance of performance under the contract or when the Company has a right to consideration that is unconditional before it transfers a good or service to the customer. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract. During the year ended December 31, 2019, changes in contract asset and liability balances were not materially impacted by any other factors.

Approximately 54% of the contract liability balance at December 31, 2018 was recognized as revenue during the year ended December 31, 2019. Additionally, approximately 4% of the contract liability balance at December 31, 2019 was classified as noncurrent and not expected to be recognized as revenue in the next 12 months.

NOTE 12. SHARE-BASED COMPENSATION

The Company’s employees have historically participated in the Parent’s stock-based compensation plans. The following disclosures of stock-based compensation expense recognized by the Company are based on the awards and terms previously granted to the Company’s employees. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as an independent company for the periods presented.

The Company accounts for stock-based compensation plans in accordance with ASC 718, “Compensation - Stock Compensation” (ASC 718), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. The Parent’s share-based compensation plans include programs for stock options, restricted stock units (RSUs), performance share units (PSUs), and deferred compensation.

Compensation Expense

Share-based compensation expense is included in Selling and administrative expenses. The following table summarizes the expenses recognized:

In millions	2019	2018	2017
Share-based compensation expense	$8.3	$9.9	$9.4
Tax benefit	(2.0)	(2.4)	(3.6)
After-tax expense	$6.3	$7.5	$5.8

Stock Options / RSUs

Eligible participants may receive (i) stock options, (ii) RSUs or (iii) a combination of both stock options and RSUs. The fair value of each of IR’s stock option and RSU awards is expensed on a straight-line basis over the required service period, which is generally the 3-year vesting period. However, for stock options and RSUs granted to retirement eligible employees, the Company recognizes expense for the fair value at the grant date.

The average fair value of the stock options granted is determined using the Black Scholes option pricing model. The following assumptions were used during the year ended December 31:

	2019	2018	2017
Dividend yield	2.06%	2.00%	2.00%
Volatility	21.46%	21.64%	22.46%
Risk-free rate of return	2.46%	2.48%	1.80%
Expected life in years	4.8	4.8	4.8

A description of the significant assumptions used to estimate the fair value of the stock option awards is as follows:

•	Volatility - The expected volatility is based on a weighted average of IR’s implied volatility and the most recent historical volatility of IR’s stock commensurate with the expected life.

•	Risk-free rate of return - IR applies a yield curve of continuous risk-free rates based upon the published US Treasury spot rates on the grant date.

•
Expected life - The expected life of IR’s stock option awards represents the weighted-average of the actual period since the grant date for all exercised or canceled options and an expected period for all outstanding options.

•	Dividend yield - IR determines the dividend yield based upon the expected quarterly dividend payments as of the grant date and the current fair market value of IR’s stock.

•
Forfeiture Rate - IR analyzes historical data of forfeited options to develop a reasonable expectation of the number of options to forfeit prior to vesting per year. This expected forfeiture rate is applied to the Company’s ongoing compensation expense; however, all expense is adjusted to reflect actual vestings and forfeitures.

Changes in options outstanding under the plans for the years 2019, 2018 and 2017 are as follows:

	Shares subject to option	Weighted- average exercise price	Aggregate intrinsic value (millions)	Weighted- average remaining life (years)
December 31, 2016	891,738	$49.12
Granted	221,018	80.36
Exercised	(207,656)	43.20
Cancelled	(93,227)	59.10
December 31, 2017	811,873	58.10
Granted	190,559	90.07
Exercised	(204,863)	46.21
Cancelled	(20,454)	73.77
December 31, 2018	777,115	68.70
Granted	167,003	101.01
Exercised	(170,065)	59.27
Cancelled	(9,733)	92.13
Outstanding December 31, 2019	764,320	$77.54	$48.7	6.8
Exercisable December 31, 2019	412,309	$64.24	$32.8	5.6

The following table summarizes information concerning currently outstanding and exercisable options:

			Options outstanding			Options exercisable
Range of exercise price			Number outstanding at December 31, 2019	Weighted- average remaining life (years)	Weighted- average exercise price	Number outstanding at December 31, 2019	Weighted- average remaining life (years)	Weighted- average exercise price
$20.01	—	$30.00	1,174	0.1	$13.49	1,174	0.1	$13.49
30.01	—	40.00	19,197	1.1	25.22	19,197	1.1	25.22
40.01	—	50.00	138,604	2.7	34.68	138,604	2.7	34.68
50.01	—	60.00	46,514	6.4	48.70	46,514	6.1	47.92
60.01	—	70.00	70,053	5.0	59.83	70,053	5.0	59.83
70.01	—	80.00	6,378	5.9	67.06	–	5.9	67.06
80.01	—	90.00	155,140	8.0	75.67	91,800	–	–
90.01	—	100.00	168,573	7.8	80.55	44,967	7.6	80.60
100.01	—	110.00	158,687	9.0	90.07	–	2.6	90.07
$25.22	—	$101.29	764,320	6.8	$77.54	412,309	5.6	$64.24

At December 31, 2019, there was $2.1 million of total unrecognized compensation cost from stock option arrangements granted under the plan, which is primarily related to unvested shares of non-retirement eligible employees. The aggregate intrinsic value of options exercised during the year ended December 31, 2019 and 2018 was $9.6 million and $11.2 million, respectively. Generally, stock options expire ten years from their date of grant.

The following table summarizes RSU activity for the years 2019, 2018 and 2017:

	RSUs	Weighted- average grant date fair value
Outstanding and unvested at December 31, 2016	126,955	$57.15
Granted	67,448	79.33
Vested	(46,010)	57.91
Cancelled	(3,027)	66.85
Outstanding and unvested at December 31, 2017	145,366	$65.67
Granted	41,415	89.83
Vested	(62,377)	63.94
Cancelled	(4,212)	71.57
Outstanding and unvested at December 31, 2018	120,192	$75.78
Granted	32,305	100.26
Vested	(61,572)	66.64
Cancelled	(2,740)	92.12
Outstanding and unvested at December 31, 2019	88,185	$90.07

At December 31, 2019, there was $2.5 million of total unrecognized compensation cost from RSU arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees.

Performance Shares

The Parent has a Performance Share Program (PSP) for key employees. The program provides awards in the form of PSUs based on performance against pre-established objectives. The annual target award level is expressed as a number of IR’s ordinary shares based on the fair market value of IR’s stock on the date of grant. All PSUs are settled in the form of ordinary shares.

Beginning with the 2018 grant year, PSU awards are earned based 50% upon a performance condition, measured by relative Cash Flow Return on Invested Capital (CROIC) to the industrial group of companies in the S&P 500 Index over a 3-year performance period, and 50% upon a market condition, measured by the Parent’s relative total shareholder return (TSR) as compared to the TSR of the industrial group of companies in the S&P 500 Index over a 3-year performance period. The fair value of the market condition is estimated using a Monte Carlo Simulation approach in a risk-neutral framework based upon historical volatility, risk- free rates and correlation matrix. Awards granted prior to 2018 were earned based 50% upon a performance condition, measured by relative earnings-per-share (EPS) growth to the industrial group of companies in the S&P 500 Index over a 3-year performance period, and 50% upon a market condition measured by IR’s relative TSR as compared to the TSR of the industrial group of companies in the S&P Index over a 3-year performance period.

The following table summarizes PSU activity for the maximum number of shares that may be issued for the years 2019, 2018 and 2017:

	PSUs	Weighted- average grant date fair value
Outstanding and unvested at December 31, 2016	89,416	$65.54
Granted	23,275	93.26
Vested	(22,759)	65.30
Forfeited	(5,339)	74.18
Outstanding and unvested at December 31, 2017	84,593	$72.69
Granted	30,591	101.20
Vested	(19,808)	76.38
Forfeited	(6,000)	93.42
Outstanding and unvested at December 31, 2018	89,376	$80.21
Granted	23,791	110.57
Vested	(35,510)	54.73
Outstanding and unvested at December 31, 2019	77,657	$103.18

At December 31, 2019, there was $1.5 million of total unrecognized compensation cost from PSU arrangements based on current performance, which is related to unvested shares. This compensation will be recognized over the required service period, which is generally the three-year vesting period.

Deferred Compensation

The Parent allows certain key employees of the Company to defer a portion of their eligible compensation into a number of investment choices, including its ordinary share equivalents. Any amounts invested in ordinary share equivalents will be settled in ordinary shares of the Parent at the time of distribution.

NOTE 13. RESTRUCTURING ACTIVITIES

The Company incurs costs associated with restructuring initiatives intended to result in improved operating performance, profitability and working capital levels. Actions associated with these initiatives include workforce reduction, improving manufacturing productivity, realignment of management structures and rationalizing certain assets. Restructuring charges recorded during the years ended December 31 were as follows:

In millions	2019	2018	2017
Cost of goods sold	$35.4	$47.1	$10.1
Selling and administrative expenses	2.1	2.8	4.4
Total	$37.5	$49.9	$14.5

The changes in the restructuring reserve were as follows:

In millions
December 31, 2017	$6.1
Additions, net of reversals (1)	46.1
Cash paid/other	(22.3)
December 31, 2018	29.9
Additions, net of reversals (2)	20.7
Cash paid/other	(39.1)
December 31, 2019	$11.5
(1) Excludes the non-cash costs of asset rationalizations ($3.8 million).
(2) Excludes the non-cash costs of asset rationalizations ($16.8 million).

Current restructuring actions include general workforce reductions as well as the closure and consolidation of certain manufacturing facilities in an effort to improve the Company’s cost structure. During the year ended December 31, 2019, costs associated with announced restructuring actions primarily included the plan to close a U.S. manufacturing facility and relocate production to other U.S. and Non-U.S. facilities.

Amounts recognized primarily relate to severance and exit costs. In addition, the Company also includes costs that are directly attributable to the restructuring activity but do not fall into the severance, exit or disposal categories. As of December 31, 2019, the Company had $11.5 million accrued for costs associated with its ongoing restructuring actions, of which a majority is expected to be paid within one year. These actions primarily relate to workforce reduction benefits.

NOTE 14. INCOME TAXES

The Company’s operations are subject to U.S. federal, state and local and foreign income taxes. In preparing its Combined Financial Statements and to the extent the Company has historically been included in the Ingersoll Rand income tax returns, the Company has determined the tax provision for those operations on a separate return basis.

Current and deferred provision for income taxes

Earnings before income taxes for the years ended December 31 were taxed within the following jurisdictions:

In millions	2019	2018	2017
United States	$193.2	$206.7	$154.7
Non-U.S.	199.4	152.7	158.6
Total	$392.6	$359.4	$313.3

The components of the Provision for income taxes for the years ended December 31 were as follows:

In millions	2019	2018	2017
Current tax expense (benefit):
United States	$28.5	$43.2	$51.5
Non-U.S.	60.5	71.8	49.0
Total:	89.0	115.0	100.5
Deferred tax expense (benefit):
United States	14.9	(9.7)	3.6
Non-U.S.	(2.0)	(22.2)	15.1
Total:	12.9	(31.9)	18.7
Total tax expense (benefit):
United States	43.4	33.5	55.1
Non-U.S.	58.5	49.6	64.1
Total	$101.9	$83.1	$119.2

The Provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

	Percent of pretax income
	2019	2018	2017
Statutory U.S. rate	21.0%	21.0%	35.0%
Increase (decrease) in rates resulting from:
Non-U.S. tax rate differential	2.1	2.8	(3.1)
State and local income taxes	1.5	1.8	1.3
Change in permanent reinvestment assertion (a), (b)	—	—	6.7
Transition tax (a), (b)	—	—	0.9
Remeasurement of deferred tax balances (b)	—	—	(1.9)
Stock based compensation	(0.6)	(0.5)	(0.8)
Foreign derived intangible income	(1.9)	(1.9)	—
Tax on U.S. subsidiaries for non-U.S. earnings (a)	3.3	0.2	—
Other adjustments	0.6	(0.3)	(0.1)
Effective tax rate	26.0%	23.1%	38.0%
(a)	Net of foreign tax credits
(b)	2017 includes amounts related to the Act

Tax incentives, in the form of tax holidays, have been granted to the Company in Singapore to encourage industrial development. The tax holidays expire in 2020 and are conditional on the Company meeting certain employment and investment thresholds. The benefits for these tax holidays for the years ended December 31, 2019, 2018 and 2017 were $4.2 million, and $4.3 million, and $1.3 million, respectively.

Deferred tax assets and liabilities

A summary of the deferred tax accounts at December 31 are as follows:

In millions	2019	2018
Deferred tax assets:
Fixed assets and intangibles	$36.1	$36.7
Operating lease liability	22.0	—
Other reserves and accruals	42.9	43.2
Net operating losses and credit carryforwards	93.5	22.3
Other	4.8	4.3
Gross deferred tax assets	199.3	106.5
Less: deferred tax valuation allowances	(74.2)	(21.6)
Deferred tax assets net of valuation allowances	$125.1	$84.9
Deferred tax liabilities:
Fixed assets and intangibles	$(170.1)	$(40.9)
Operating lease right-of-use assets	(22.0)	—
Other reserves and accruals	(3.8)	(0.5)
Undistributed earnings of foreign subsidiaries	(17.0)	(16.1)
Other	(0.3)	(0.5)
Gross deferred tax liabilities	(213.2)	(58.0)
Net deferred tax assets (liabilities)	$(88.1)	$26.9

At December 31, 2019, no deferred taxes have been provided for earnings of certain of the Company’s subsidiaries, since these earnings have been, and under current plans will continue to be permanently reinvested in these subsidiaries. These earnings amount to approximately $1.2 billion which if distributed would result in additional taxes, which may be payable upon distribution, of approximately $66.1 million.

On a separate return basis at December 31, 2019, the Company had the following operating loss, capital loss and tax credit carryforwards available to offset taxable income in prior and future years:

In millions	Amount	Expiration Period
U.S. Federal net operating loss carryforwards	$62.7	2035-Unlimited
U.S. Federal credit carryforwards	17.4	2022-2029
U.S. Capital loss carryforward	36.3	Unlimited
U.S. State net operating carryforwards	17.9	2020-Unlimited
Non-U.S. net operating loss carryforwards	271.2	2034-Unlimited

The U.S. state net operating loss carryforwards were incurred in various jurisdictions. The non-U.S. net operating loss carryforwards were incurred in various jurisdictions, predominantly in Ireland, Luxembourg, and United Kingdom.

Activity associated with the Company’s valuation allowance is as follows:

In millions	2019	2018	2017
Beginning balance	$21.6	$23.2	$20.8
Increase to valuation allowance	1.0	0.1	—
Decrease to valuation allowance	(2.8)	(0.4)	—
Acquisition and purchase accounting	53.7	—	0.3
Accumulated other comprehensive income (loss)	0.7	(1.3)	2.1
Ending balance	$74.2	$21.6	$23.2

Unrecognized tax benefits

The Company has total unrecognized tax benefits of $17.3 million and $18.2 million as of December 31, 2019, and December 31, 2018, respectively. The amount of unrecognized tax benefits that, if recognized, would affect the continuing operations effective tax rate are $16.0 million as of December 31, 2019. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In millions	2019	2018	2017
Beginning balance	$18.2	$19.4	$17.6
Additions based on tax positions related to the current year	3.3	2.6	4.0
Additions based on tax positions related to prior years	2.1	2.5	1.9
Reductions based on tax positions related to prior years	(5.0)	(4.1)	(2.3)
Reductions (additions) related to settlements with tax authorities	1.3	(1.5)	(2.5)
Reductions related to lapses of statute of limitations	(2.3)	(0.2)	(0.4)
Translation (gain) loss	(0.3)	(0.5)	1.1
Ending balance	$17.3	$18.2	$19.4

The Company records interest and penalties associated with the uncertain tax positions within its Provision for income taxes. The Company had a liability associated with interest and penalties, net of tax, of $0.2 million and an asset of $0.7 million at December 31, 2019 and December 31, 2018, respectively. For the year ended December 31, 2019 and December 31, 2018, the Company recognized a $1.0 million tax benefit and a $0.1 million tax expense, respectively, in interest and penalties, net of tax in net earnings related to these uncertain tax positions.

The total amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statutes of limitations. Although the outcomes and timing of such events are highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits, excluding interest and penalties, could potentially be reduced by up to approximately $2.5 million during the next 12 months.

The provision for income taxes involves a significant amount of management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by the Company. In addition, tax authorities periodically review income tax returns filed by the Company and can raise issues regarding its filing positions, timing and amount of income or deductions, and the allocation of income among the jurisdictions in which the Company operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Ireland, Italy, the United Kingdom and the United States. These examinations on their own, or any subsequent litigation related to the examinations, may result in additional taxes or penalties against the Company. If the ultimate result of these audits differ from original or adjusted estimates, they could have a material impact on the Company’s tax provision. In general, the examination of the Company’s material tax returns are complete or effectively settled for the years prior to 2011, with certain matters prior to 2011 being resolved through appeals and litigation and also unilateral procedures as provided for under double tax treaties.

NOTE 15. ACQUISITIONS

On May 15, 2019, the Company acquired all the outstanding capital stock of Precision Flow Systems (PFS), a manufacturer of precision flow control equipment including precision dosing pumps and controls that serve the global water, oil and gas, agriculture, industrial and specialty market segments. Total cash paid, net of cash acquired, was approximately $1.46 billion. Acquisitions are recorded using the acquisition method of accounting in accordance with ASC 805, “Business Combinations” (ASC 805). As a result, the aggregate price has been allocated to assets acquired and liabilities assumed based on the estimate of fair market value of such assets and liabilities at the date of acquisition. Intangible assets associated with the acquisition totaled $662.2 million and primarily relate to trademarks and customer relationships. The excess purchase price over the estimated fair value of net assets acquired was recognized as goodwill and totaled $801.3 million.

The preliminary allocation of the purchase price and related measurement period adjustments were as follows:

In millions	Preliminary May, 15 2019	Measurement Period Adjustments	As Adjusted May, 15 2019
Current assets	$124.8	$(0.9)	$123.9
Intangibles	662.2	—	662.2
Goodwill	888.0	(86.7)	801.3
Other noncurrent assets	48.4	(1.9)	46.5
Accounts payable, accrued expenses and other liabilities	(72.3)	2.3	(70.0)
Noncurrent deferred tax liabilities	(195.9)	88.3	(107.6)
Total purchase price, net of cash acquired	$1,455.2	$1.1	$1,456.3

Accounts receivable and current liabilities were stated at their historical carrying values, which approximates fair value given the short-term nature of these assets and liabilities. The estimate of fair value for inventory and property, plant and equipment are based on an assessment of the acquired assets condition as well as an evaluation of current market value of such assets. Measurement period adjustments primarily relate to changes in estimated deferred taxes as additional information was obtained during the measurement period, including assessment of realizability of certain acquired deferred tax assets and tax rates applicable to non-U.S. intangible assets.

The Company recorded intangible assets based on their preliminary estimate of fair value, which consisted of the following:

In millions	Weighted-average useful life (in years)	May 15, 2019
Customer relationships	14	$457.6
Trade names	Indefinite	168.2
Other	7	36.4
Total		$662.2

The valuation of intangible assets was determined using an income approach methodology. The fair values of the customer relationship intangible assets were determined using the multi-period excess earnings method based on discounted projected net cash flows associated with the net earnings attributable to the acquired customer relationships. These projected cash flows are estimated over the remaining economic life of the intangible asset and are considered from a market participant perspective. Key assumptions used in estimating future cash flows included projected revenue growth rates and customer attrition rates. The projected future cash flows are discounted to present value using an appropriate discount rate. The fair values of the trade name intangible assets were estimated utilizing the relief from royalty method which is a form of the income approach based on royalty rates determined from observed market royalties applied to projected revenue supporting the trade names and discounted to present value using an appropriate discount rate. Any excess of the purchase price over the estimated fair value of net assets was recognized as goodwill. The goodwill is attributed primarily to the fair value of the expected cost synergies and revenue growth from PFS businesses and is not expected to be deductible for tax purposes.

During 2019, the Company incurred $12.9 million of acquisition-related costs which are included in Selling and administrative expenses in the accompanying Combined Statements of Comprehensive Income.

The amounts of Net revenues and Net earnings of PFS included in the Company’s Combined Statements of Comprehensive Income from the acquisition date to the period ending December 31, 2019 are as follows:

In millions
Net revenues	$244.4
Net earnings	72.9

The following pro forma income statement combines the results of the operations of the Company and PFS as if PFS had been included in the results of the Company for the years ended December 31:

In millions	2019	2018
Net revenues	$3,721.3	$3,770.5
Net earnings	328.3	272.1
Net earnings attributable to Industrial	325.6	269.5

The pro forma income statement includes adjustments to align accounting policies, an adjustment to depreciation expense to reflect the increased fair value of property, plant and equipment, increased amortization expense related to identifiable intangible assets and the related income tax effects. The pro forma income statement for the year ended December 31, 2018 includes $32.1 million of non-recurring transaction costs, backlog amortization, and costs recognized due to the step-up value of inventory. These costs were included in the pro forma income statement for the year ended December 31, 2018, as the pro forma information assumes the PFS acquisition has been consummated as of January 1, 2018.

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company is involved in various litigations, claims and administrative proceedings, including those related to product liability matters. In accordance with ASC 450, “Contingencies” (ASC 450), the Company records accruals for loss contingencies when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, except as expressly set forth in this note, management believes that any liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Company.

Warranty Liability

Standard product warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms and historical experience. The Company assesses the adequacy of its liabilities and will make adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

The changes in the standard product warranty liability for the year ended December 31, were as follows:

In millions	2019	2018
Balance at beginning of period	$33.3	$33.8
Reductions for payments	(10.3)	(8.8)
Accruals for warranties issued during the current period	11.7	8.3
Changes to accruals related to preexisting warranties	(1.3)	0.6
Translation	(0.2)	(0.6)
Balance at end of period	$33.2	$33.3

Standard product warranty liabilities are classified as Accrued expenses and other current liabilities, or Other noncurrent liabilities based on their expected term. The Company’s total current standard product warranty reserve at December 31, 2019 and December 31, 2018 was $32.7 million and $33.1 million, respectively.

Purchase Obligations

The Company has entered into purchase commitments for inventory. These agreements required total payments of $274.9 million in 2019. Future payments under these agreements are approximately $329.3 million in 2020. There are no future payments for 2021 and thereafter.

NOTE 17. RELATED PARTY TRANSACTIONS AND EQUITY

The Combined Financial Statements have been prepared on a standalone basis and are derived from the Consolidated Financial Statements and accounting records of IR. The following discussion summarizes activity between the Company and IR (and its affiliates that are not part of the planned spin-off transaction).

Related Party Sales

During the years ended 2019, 2018 and 2017, the Company entered into sales transactions with certain other subsidiaries of the Parent. The following table sets forth the impact on net earnings from these related parties included in the Combined Statements of Comprehensive Income:

In millions	2019	2018	2017
Net revenue	$59.1	$61.7	$55.6
Cost of goods sold	(50.4)	(55.5)	(48.9)
Net earnings	$8.7	$6.2	$6.7

Allocation of General Corporate Expenses

The Combined Statements of Comprehensive Income include expenses for certain centralized functions and other programs provided and administered by IR, as described in Note 1, “Background and Basis of Presentation.” The costs of these services have been allocated to the Company and are included in the Combined Statements of Comprehensive Income, as follows:

In millions	2019	2018	2017
Cost of goods sold	$49.9	$46.0	$46.3
Selling and administrative expenses(1)	169.0	158.0	162.9
Total corporate allocations	$218.9	$204.0	$209.2
(1)	During 2019, the Company incurred $12.9 million of acquisition-related costs for PFS. Refer to Note 15, “Acquisitions” for more information regarding acquisitions.

Parent company investment

The net transfers to the Parent are included within Parent company investment on the Combined Statements of Equity. The components of the transfers to Parent during the years ended 2019, 2018, and 2017 were as follows:

In millions	2019	2018	2017
Cash pooling and general financing activities	$(612.6)	$(693.4)	$(487.6)
Financing of PFS Acquisition	1,456.3	—	—
Corporate allocations	218.9	204.0	209.2
Stock compensation expense	8.3	9.9	9.4
Pension expense	15.8	14.6	13.0
Income taxes	90.4	135.2	102.0
Total net transfers from (to) Parent	$1,177.1	$(329.7)	$(154.0)

Other Comprehensive Income (Loss)

The changes in Accumulated other comprehensive income (loss) are as follows:

In millions	Pension, OPEB, and Other Items	Foreign Currency Translation	Total
Balance at December 31, 2017	$(6.6)	$(174.6)	$(181.2)
Other comprehensive income (loss)	1.8	(44.7)	(42.9)
Balance at December 31, 2018	$(4.8)	$(219.3)	$(224.1)
Other comprehensive income (loss)	(3.1)	(13.2)	(16.3)
Balance at December 31, 2019	$(7.9)	$(232.5)	$(240.4)